SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

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Filed by a party other than the Registrant ☐

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☐  Preliminary Proxy Statement

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☑  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

THE ULTIMATE SOFTWARE GROUP, INC.
(Name of Registrant as Specified in Its Charter)

Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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THE ULTIMATE SOFTWARE GROUP, INC.
2000 ULTIMATE WAY
WESTON, FLORIDA 33326

April 11, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of The Ultimate Software Group, Inc. (the “Company” or “Ultimate Software”), which will be held on Tuesday, May 13, 2008, at 10:00 a.m. (EDT), at the Company’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 (the “Annual Meeting”).

The principal business of the meeting will be (i) to elect two directors to serve until the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified; (ii) to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and (iii) to transact such other business as may properly come before the meeting or any postponement or adjournment thereof. During the Annual Meeting, we will also review the results of the past fiscal year and report on significant aspects of our operations during the first quarter of fiscal 2008.

Whether you plan to attend the Annual Meeting or not, please complete, sign, date and return the enclosed proxy card in the postage prepaid envelope provided so that your shares will be voted at the meeting. If you decide to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

For your benefit, enclosed is a copy of Ultimate Software’s Annual Report to Stockholders, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission, which includes audited consolidated financial statements and notes thereto. We thank you for your continued interest in Ultimate Software.

Sincerely yours,

Scott Scherr
Chairman, President and Chief Executive Officer

THE ULTIMATE SOFTWARE GROUP, INC.
2000 ULTIMATE WAY
WESTON, FLORIDA 33326

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2008

TO THE STOCKHOLDERS OF THE ULTIMATE SOFTWARE GROUP, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Ultimate Software Group, Inc. (the “Company”) will be held on Tuesday, May 13, 2008, at 10:00 a.m. (EDT), at the Company’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 for the following purposes:

1. To elect two directors to serve until the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Holders of record of the voting stock of the Company at the close of business on March 17, 2008 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.

Enclosed are a Proxy Statement, a form of proxy and an addressed return envelope. ALL STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO BE PRESENT AT THE MEETING, ARE REQUESTED TO FILL IN, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. Stockholders who attend the meeting may, if they desire, revoke their proxies and vote in person.

By Order of the Board of Directors:

Vivian Maza
Secretary

Weston, Florida
April 11, 2008

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDERS MEETING TO BE HELD ON MAY 13, 2008:

The Company’s annual report to stockholders and proxy statement are available on the “Investors”
page of the Company’s website at: http://ultimatesoftware.com/investors.asp

THE ULTIMATE SOFTWARE GROUP, INC.
2000 ULTIMATE WAY
WESTON, FLORIDA 33326

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
MAY 13, 2008

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of The Ultimate Software Group, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, May 13, 2008, at 10:00 a.m. (EDT), at the Company’s principal corporate office at 2000 Ultimate Way, Weston, Florida 33326 and at any postponement or adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement, the accompanying proxy and the Company’s Annual Report to Stockholders for 2007 including therewith the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “Form 10-K”), are first being mailed to stockholders commencing on or about April 11, 2008.

Proxies are being solicited from holders of the Company’s common stock, par value $0.01 per share (the “Common Stock”). If a proxy is properly executed and returned, the shares represented by it will be voted and, where specification is made by the stockholder as provided in such proxy, will be voted in accordance with such specification. Unless a stockholder specifies otherwise, all shares represented by valid proxies will be voted (i) FOR the election of the persons named in this Proxy Statement as nominees of the Company under the heading “Election of Directors;” (ii) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008 and (iii) at the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting or any adjournment thereof.

SOLICITATION OF PROXIES

The Company is paying the costs of solicitation, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by directors, officers and other employees of the Company without additional compensation. Brokers, dealers, banks, voting trusts, custodians and other institutions, and their nominees, who are holders of shares of the Company’s Common Stock on the Record Date, referred to below, will be requested to forward the soliciting material to the beneficial owners of such shares of Common Stock and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such institutions for their reasonable expenses in forwarding proxy material to their beneficial owners.

VOTING RIGHTS AND PROCEDURES

Only stockholders of record of the Common Stock of the Company at the close of business on March 17, 2008 (the “Record Date”), will be entitled to vote at the Annual Meeting. As of that date, a total of 25,448,977 shares of Common Stock were outstanding, each share being entitled to one vote. There is no cumulative voting.

A majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. If a stockholder abstains from voting as to any matter, then the shares held by such stockholder shall be deemed present at the Annual Meeting for purposes of determining a quorum. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on such matter, then the shares covered by such non-vote shall be deemed present at the Annual Meeting for purposes of determining a quorum but shall not be deemed to have been voted in favor of or against such matter.

Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast is required for the election of directors. If a stockholder returns a proxy withholding authority to vote the proxy with respect to a nominee for director, then the shares of the Common Stock covered by such proxy shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such nominee, but shall not be deemed to have been voted for such nominee. In the election of directors, abstentions will have no effect on the outcome of the vote.

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Abstentions will not be counted either for or against the proposal for the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008.

A stockholder may revoke a proxy at any time prior to its exercise by giving to the Secretary of the Company a written notice of revocation of the proxy’s authority prior to the voting thereof or by submitting a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

PROPOSAL I — ELECTION OF DIRECTORS

The Board of the Company is currently composed of seven members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Messrs. LeRoy A. Vander Putten and Robert A. Yanover serve in the class whose term expires at the Annual Meeting.

The Board has nominated Messrs. LeRoy A. Vander Putten and Robert A. Yanover for election to the Board at the Annual Meeting for a term of three years, expiring at the 2011 Annual Meeting, and each has indicated a willingness to serve. Messrs. Rick A. Wilber, Marc D. Scherr and James A. FitzPatrick, Jr. serve in the class whose term expires at the Annual Meeting in 2009. Messrs. Scott Scherr and Alois T. Leiter serve in the class whose term expires at the Annual Meeting in 2010.

The affirmative vote of a plurality of the votes cast at the Annual Meeting is necessary to elect the nominees as directors. The persons named as proxies in the enclosed form of proxy will vote the proxies received by them FOR the election of Messrs. LeRoy A. Vander Putten and Robert A. Yanover, unless authority is withheld by the stockholder in the proxy. In the event that either of Messrs. LeRoy A. Vander Putten or Robert A. Yanover becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the Board.

The following table sets forth certain information concerning the nominees, based on data furnished by them. Information regarding incumbent directors whose terms are not expiring is included in the section labeled “Directors and Executive Officers” below.

Name of Nominee	Age	Principal Occupation	Director Since

LeRoy A. Vander Putten	73	Retired; Former Chief Executive Officer, Executive Risk Inc.	October 1997
Robert A. Yanover	71	Retired; Former President, Computer Leasing Corporation	January 1997

LeRoy A. Vander Putten has served as a director of the Company since October 1997, is Chairman of the Compensation Committee of the Board and is a member of the Audit Committee of the Board. Mr. Vander Putten is a retired insurance company executive. He served as the Executive Chairman of The Insurance Center, Inc., a holding company for 14 insurance agencies, from October 2001 to January 27, 2006. Previously, he served as the Chairman of CORE Insurance Holdings, Inc., a member of the GE Global Insurance Group, engaged in the underwriting of casualty reinsurance, from August 2000 to August 2001. From April 1998 to August 2000, he served as Chairman of Trade Resources International Holdings, Ltd., a corporation engaged in trade finance for exporters from developing countries. From January 1988 until May

1997, Mr. Vander Putten was Chairman and Chief Executive Officer of Executive Risk Inc., a specialty insurance holding company.

Robert A. Yanover has served as a director of the Company since January 1997 and is Chairman of the Audit Committee and a member of the Compensation Committee of the Board. Mr. Yanover founded Computer Leasing Corporation of Michigan, a private leasing company, in 1975 and served as its President from its founding until 2007 at which time Mr. Yanover retired. Mr. Yanover also founded Lason, Inc., a corporation specializing in the imaging business, and served as Chairman of the Board from its inception in 1987 until 1998 and as a director through February 2001.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. LEROY A. VANDER PUTTEN AND ROBERT A. YANOVER AS DIRECTORS OF THE COMPANY TO HOLD OFFICE UNTIL THE 2011 ANNUAL MEETING AND UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED.

PROPOSAL II — RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board (the “Audit Committee”) has appointed KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008. KPMG LLP has served as the independent registered public accounting firm for the Company since 2002. A representative of KPMG LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. The representative will also be available to respond to appropriate questions from stockholders.

Stockholder ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote is required for the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. Abstentions will not be counted either for or against the proposal for the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2008. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

Corporate Governance, Board Meetings and Committees of the Board

During fiscal 2007, the Board held four meetings. During fiscal 2007, each director holding office during the year attended all of the meetings of the Board and all of the meetings of the committees of the Board on which he served except that Mr. Vander Putten was unable to attend one special meeting of the Compensation Committee. The Board has an Executive Committee, an Audit Committee and a Compensation Committee, which are described below.

Interested parties may communicate with the Board, anonymously if they wish, by sending a written note or memo to the Secretary, The Ultimate Software Group, Inc., 2000 Ultimate Way, Weston, Florida 33326. Communications that are intended specifically for non-management or independent directors should be sent to the above address to the attention of the Chairman of the Audit Committee. All such communications will be delivered unopened by the Secretary to the Chairman of the Board or the Chairman of the Audit Committee, as applicable.

Following consultation with counsel and based upon the facts described below, the Board has determined that the following individuals are independent directors within the meaning of the rules of the National Association of Securities Dealers, Inc. (“NASD”): James A. FitzPatrick, Jr., LeRoy A. Vander Putten, Rick A. Wilber, Robert A. Yanover and Alois T. Leiter. In the course of the Board’s determination regarding the independence of each non-employee director, it considered any transactions, relationships and arrangements as required by the NASD rules governing independence standards for directors. In particular, with respect to each of the three most recently completed fiscal years, the Board evaluated for (i) Mr. FitzPatrick, the annual amount of fees the Company paid for legal services to Dewey & LeBoeuf LLP (formerly Dewey Ballantine LLP), the law firm in which Mr. FitzPatrick is a partner, and (ii) Mr. Leiter, the annual amount of charitable contributions the Company made to Leiter’s Landing, the non-profit charitable organization benefiting children that was formed by Mr. Leiter, in connection with his acting as a spokesperson for the Company. These relationships and transactions are described in further detail below under “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS”. The Board determined that the annual payment or contribution, as the case may be, to either of these organizations constituted an amount less than the greater of $200,000 or five percent of such organization’s annual consolidated gross revenues during each of such organization’s three most recently completed fiscal years, as such threshold is set forth in NASD Rule 4200(a)(15)(D). The Board determined that these relationships would not interfere with the ability of either Mr. FitzPatrick or Mr. Leiter in exercising independent judgment in carrying out the responsibilities of a director.

The independent directors met regularly in executive session and outside the presence of the Company’s management throughout the 2007 fiscal year, and will do so throughout fiscal 2008 in compliance with the NASD rules.

Nominating Committee.  The Board does not have a standing nominating committee or committee performing similar functions. The Board has determined that it is appropriate not to have a nominating committee because of the relatively small size of the Board and because the entire Board, the majority of whom are independent directors, functions in the capacity of a nominating committee. The Board has adopted processes with respect to the nomination of directors that require that a majority of the independent directors shall recommend to the Board the nominees to stand for election at the Annual Meeting.

When considering potential director candidates, the Board considers the candidate’s independence (as mandated by the NASD rules), character, judgment, age, skills, financial literacy, and experience in the context of the needs of the Company and the Board. In 2007, the Company did not pay any fees to a third party to assist in identifying or evaluating potential nominees.

The Board will consider director candidates recommended by the Company’s stockholders in a similar manner as those recommended by members of management or other directors. The name and qualifications of, and other information specified in the Company’s By-Laws with respect to, any recommended candidate for director should be sent to the attention of the Secretary of the Company in accordance with the procedures set forth under the caption “Stockholder Proposals for the 2009 Annual Meeting.”

The Company does not have a policy with respect to attendance by the directors at the Annual Meeting of Stockholders. Three of the seven members of the Board attended the 2007 Annual Meeting of Stockholders.

Executive Committee.  The Executive Committee of the Board is composed of Messrs. Scott Scherr (Chairman), Marc D. Scherr and Robert A. Yanover. The Executive Committee has the authority to exercise (except as provided by law or as may have been specifically reserved by or for the Board) all the powers and authority of the Board in the management of the business and affairs of the Company between regular meetings of the Board and while the Board is not in session. The Executive Committee held no meetings during fiscal 2007.

Audit Committee.  Messrs. Robert A. Yanover (Chairman), Rick A. Wilber and LeRoy A. Vander Putten are members of the Audit Committee of the Board. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board and reviews the independence of the Company’s auditors. The Audit Committee held four meetings during fiscal 2007.

The Board has determined that the Audit Committee’s current member composition satisfies the NASD rules that govern audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200(a)(15). The Board has determined that Mr. LeRoy A. Vander Putten is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission (the “SEC”).

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2007 was KPMG LLP. A representative of KPMG LLP will be present at the Annual Meeting and will be given an opportunity to make a statement. The representative will also be available to respond to appropriate questions from stockholders.

Compensation Committee.  Messrs. LeRoy A. Vander Putten (Chairman), Robert A. Yanover, Rick A. Wilber and Alois T. Leiter are members of the Compensation Committee of the Board. The Compensation Committee is responsible for determining the compensation and benefits for the executive officers of the Company and administers the Company’s stock-based plans and oversees such other benefit plans as the Company may from time to time maintain. The Compensation Committee held five meetings during fiscal 2007. The Compensation Committee does not have a charter.

Director Compensation

Each non-employee director of the Company receives compensation for serving on the Board, payable exclusively in the form of options to purchase Common Stock and restricted stock awards granted under the Company’s Amended and Restated 2005 Equity and Incentive Plan (the “Plan”). Prior to the approval of the Plan, non-employee director compensation was payable exclusively in the form of options to purchase Common Stock and was granted under the Company’s 2005 Equity and Incentive Plan (the “Prior Plan”).

During the first two calendar quarters of 2007, as compensation for serving on the Board, each non-employee director of the Company received a quarterly retainer of $5,000, payable exclusively in the form of options to purchase Common Stock granted under the Plan and the Prior Plan. During that period, additional compensation was provided for serving on Committees of the Board, payable exclusively in the form of options to purchase Common Stock under the Plan, as follows: (1) the Chairman of the Audit Committee received a quarterly retainer of $1,250; (2) the Chairman of the Compensation Committee received a quarterly retainer of $1,250; (3) for attendance at each Compensation Committee meeting, each Committee member received $1,000 and the Chairman of the Compensation Committee received $2,500 during the first and second quarters of fiscal 2007; (4) for attendance at each Audit Committee meeting, each Committee member received $1,500 and the Committee Chairman received $2,500. All such options were fully vested upon the date of grant and have an exercise price equal to 30% of the fair market value of the Company’s Common Stock on the date of grant. The total discount from fair market value on all options granted to directors for a calendar quarter was equivalent to the retainer fees and attendance fees earned by the non-employee directors for such quarter. Options granted to officers and employees under the Plan and the Prior Plan generally have a 10-year term, vesting 25% immediately and 25% on each of the first three anniversaries of the grant date. Options granted to non-employee directors under the Plan and the Prior Plan prior to July 24, 2007 generally had a 10-year term and vested and became exercisable immediately on the grant date. However, certain options granted to non-employee directors for board services during the period January 3, 2005 through July 2, 2007 first become exercisable on the earliest of (i) the fifth anniversary of the date of grant, (ii) the date on which the director ceases to be a member of the Board of Directors of the Company (the “Board”) or (iii) the effective date of a change in control of the Company.

On July 24, 2007, the Compensation Committee of the Board rescinded the previously approved fee schedule for service on the Board and Board Committees and replaced it with a program involving options to purchase the Company’s Common Stock at fair market value on the date of grant and restricted stock awards under the Plan. Under resolutions adopted by the Compensation Committee, commencing with the third calendar quarter of 2007, (i) each non-employee director has been granted an option to purchase 3,750 shares of the Company’s Common Stock for each regular quarterly meeting of the Board attended, dated as of the date of such meeting, at an exercise price equal to the closing price of the Company’s Common Stock on

NASDAQ on the date of such meeting, and (ii) each of the Chairman of the Audit Committee of the Board and the Chairman of the Compensation Committee of the Board has been granted an option to purchase 2,500 shares of the Company’s Common Stock for each calendar quarter in 2007, dated as of the date of the regularly scheduled meeting of such Committee during such quarter, at an exercise price equal to the closing price of the Company’s Common Stock on NASDAQ on the date of such meeting. These option grants have vested and become exercisable immediately upon grant.

In addition to the option grants discussed above, commencing with the third calendar quarter of 2007, each non-employee director has been granted a restricted stock award under the Plan for each calendar quarter, dated as of the date of the regularly scheduled meeting of the Compensation Committee during such quarter, of that number of shares of the Company’s Common Stock equal to the quotient of $12,500 divided by the closing price of the Company’s Common Stock on NASDAQ on the date of such meeting, rounded down to the nearest full number of shares. The restricted stock awards shall vest on the fourth anniversary of the date of grant, subject to accelerated vesting in the event of a director’s death, disability, cessation of service at the end of his term or the occurrence of a change in control of the Company.

All directors are reimbursed (in cash) for expenses incurred in connection with their attendance at Board and Committee meetings. In addition, in connection with their having joined the Board, each non-employee Director has received a single option grant to purchase 25,000 shares of the Company’s Common Stock. All such options were fully vested upon the date of grant and have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant.

2007 DIRECTOR COMPENSATION

					Change in
					Pension
	($)			($)	Value and
	Fees			Non-Equity	Nonqualified	($)
	Earned	($)	($)	Incentive	Deferred	All
	or Paid	Stock	Option	Plan	Compensation	Other	($)
Name(1)	in Cash	Awards(2)	Awards(3)	Compensation	Earnings	Compensation	Total

James A. FitzPatrick, Jr.	$—	$1,956	$116,095	$—	—	$—	$118,051
LeRoy A. Vander Putten	—	1,956	199,909	—	—	—	201,865
Rick A. Wilber	—	1,956	124,381	—	—	—	126,337
Robert A. Yanover	—	1,956	198,242	—	—	—	200,198
Alois T. Leiter	—	1,956	118,296	—	—	—	120,252

The amounts reported in the Director Compensation table above represent the dollar amount of stock option awards and restricted stock awards recognized for each director as compensation costs for Board services (excluding forfeiture assumptions) in accordance with SFAS No. 123R for fiscal 2007.

(1)	Messrs. Scott Scherr and Marc D. Scherr are not included in this table as they are employees of the Company and receive no compensation for their services as directors. The compensation for Messrs. Scott Scherr and Marc D. Scherr as employees is shown in the Summary Compensation Table.

(2)	The amounts included in the “Stock Awards” column represent the compensation cost recognized by the Company in 2007 related to restricted stock awards to non-employee directors, computed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”). For a discussion of valuation assumptions for stock award grants made as compensation for Board and Committee service, see the table below.

(3)	The amounts included in the “Options Awards” column represent the compensation cost recognized by the Company in 2007 related to stock option awards to non-employee directors, computed in accordance with SFAS No. 123R. For a discussion of valuation assumptions for stock option award grants made as compensation for Board and Committee service, see the table below.

BLACK-SCHOLES ASSUMPTIONS

	Stock Option Grant Date(1)
	Jan. 3, 2007	Apr. 2, 2007	Jul. 2, 2007	Jul. 24, 2007	Oct. 23, 2007

Risk Free Rate	4.80%	4.50%	4.63%	4.63%	3.88%
Expected Volatility	39.45%	39.00%	39.00%	39.00%	39.00%
Expected Life	4.88	5.00	5.00	5.00	5.00
Dividend Yield	0%	0%	0%	0%	0%
Grant Date Fair Value per share	$17.59	$20.01	$22.46	$12.55	$14.00

(1)	Each director was granted stock options with the grant date fair value input factors above. The grant date fair values of options granted to non-employee directors were as follows:

	Grant Date Fair Value
	Jan. 3, 2007	Apr. 2, 2007	Jul. 2, 2007	Jul. 24, 2007	Oct. 23, 2007

James A. FitzPatrick, Jr.	$5,507	$5,503	$5,502	$47,068	$52,515
LeRoy A. Vander Purtten	$11,313	$11,306	$11,319	$78,447	$87,525
Rick A. Wilber	$8,269	$8,264	$8,265	$47,068	$52,515
Robert A. Yanover	$10,768	$10,745	$10,757	$78,447	$87,525
Alois T. Leiter	$5,507	$6,603	$6,603	$47,068	$52,515

	Stock Award Grant Date(2)
	Jul. 24,	Oct. 23,
	2007	2007

Vesting Period (Cliff)	4 years	4 years
Awards Granted	411	358
Grant Date Market Value per share	$30.34	$34.89

(2)	Each director was awarded restricted stock awards with the grant date fair value input factors above. There were no stock awards granted to directors prior to July 24, 2007. The grant date fair values of awards granted to non-employee directors were as follows:

	Grant Date Fair Value
	Jul. 24,	Oct. 23,
	2007	2007

James A. FitzPatrick, Jr.	$12,470	$12,491
LeRoy A. Vander Purtten	$12,470	$12,491
Rick A. Wilber	$12,470	$12,491
Robert A. Yanover	$12,470	$12,491
Alois T. Leiter	$12,470	$12,491

Under SFAS No. 123R, the fair value of each stock option award is estimated on the grant date using the Black-Scholes option valuation model based on the assumptions noted in the table above. The Company’s computation of the expected volatility for each grant date above during the year ended December 31, 2007 is based primarily upon historical volatility and the expected term of the option. The expected term is based on the historical exercise experience under the share-based plans of the underlying award (including post-vesting employment termination behavior) and represents the period of time the share-based awards are expected to be outstanding. The interest rate is based on the U.S. Treasury yield in effect at the time of grant for a period commensurate with the estimated expected life.

Under SFAS No. 123R, the fair value of each stock award is measured based on the closing market price of the Company’s Common Stock at the date of grant and is recognized on a straight-line basis over the vesting period. Holders of Restricted Stock Awards have all rights of a stockholder including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto. Each Award becomes vested on the fourth anniversary of the respective date of grant, subject to the grantee’s continued Board service or employment with the Company or any of its subsidiaries on each such vesting date and subject further to accelerated vesting in the event of a change in control of the Company, death or disability, the termination of employment by the Company without cause or, in the case of a non-employee director, at cessation of his Board Services at the end of his term.

The number of outstanding Option Awards and Restricted Stock Awards for each non-employee director as of December 31, 2007 was as follows:

OUTSTANDING OPTION & STOCK AWARDS — NON-EMPLOYEE DIRECTORS

		Outstanding Restricted
Name	Outstanding Option Awards	Stock Awards

James A. FitzPatrick, Jr.	70,179	769
LeRoy A. Vander Putten	60,514	769
Rick A. Wilber	56,979	769
Robert A. Yanover	76,799	769
Alois T. Leiter	33,437	769

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of February 22, 2008 (unless otherwise noted) by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock; and (ii) each of the Company’s directors and executive officers and all directors and executive officers of the Company as a group.

	Amount and
	Nature of	Percent
	Beneficial	of
Name and Address of Beneficial Owner	Ownership(1)	Class(2)

William Blair & Company, L.L.C.(3)	2,523,987	9.9%
222 W. Adams Chicago, IL 60606
Janus Capital Management, LLC(4)	1,956,046	7.7%
151 Detroit Street Denver, CO 80206
FMR, L.L.C.(5)	1,740,695	6.8%
82 Devonshire Street Boston, MA 02109
TimesSquare Capital Management, L.L.C.(6)	1,272,200	5.0%
1177 Avenue of the Americas, 39th Floor New York, NY 10036
Scott Scherr(7)	617,994	2.4%
Marc D. Scherr(8)	707,366	2.8%
Mitchell K. Dauerman(9)	205,342	*
James A. FitzPatrick, Jr.(10)	72,748	*
LeRoy A. Vander Putten(11)	91,322	*
Rick A. Wilber(12)	379,113	1.5%
Robert A. Yanover(13)	210,546	*
Alois T. Leiter(14)	169,756	*
All directors and executive officers as a group (8 persons)(15)	2,454,187	9.6%

*	Indicates beneficial ownership of less than 1.0% of the outstanding Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of the date hereof are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The Company has made restricted stock awards to executive officers under the Plan (“Restricted Stock Awards”). The shares of Common Stock issued under the Restricted Stock Awards are subject to certain vesting requirements and restrictions on transfers. The holders of such shares have all the rights of a stockholder with respect to such shares, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Compensation Committee determines otherwise at the time the Restricted Stock Award is granted. Each Restricted Stock Award becomes vested on the fourth (4th) anniversary of the respective date of grant, subject to the grantee’s continued employment with the Company or any subsidiary, or service on the Board by a non-employee director on each such vesting date and further subject to accelerated vesting in the event of a Change in Control or the grantee’s death, disability or termination of the grantee’s employment with the Company without cause or termination of a non-employee director’s service on the Board at the end of his term. All shares of Common Stock issued under the Restricted Stock Awards are considered to be beneficially owned for purposes of computing the holders’ respective percentages of ownership in this table. Except for shares held jointly with a person’s spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder. The Company has also made awards of stock units under the Plan (“Stock Unit Awards”). A Stock Unit Award is a grant of a number of hypothetical share units with respect to shares of Common Stock that are subject to vesting and transfer restrictions and conditions under a stock unit award agreement. The value of each unit is equal to the fair market value of one share of Common Stock on any applicable date of determination. The payment with respect to each unit under a Stock Unit Award may be made, at the discretion of the Compensation Committee, in cash or shares of Common Stock or in a combination of both. Stock Unit Awards are not included in this table since the grantee does not have any rights as a stockholder with respect to the shares subject to a Stock Unit Award until such time as shares of Common Stock are delivered to the grantee pursuant to the terms of the related stock unit award agreement.

(2)	Applicable percentage of ownership is based on 25,484,637 shares of Common Stock outstanding.

(3)	Represents shares held as of December 31, 2007 as reported on Schedule 13G/A filed by William Blair & Company, L.L.C. (“William Blair”). As reported on Schedule 13G/A, William Blair is a broker dealer registered under Section 15 of the Exchange Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended (the “Investment Advisors Act”). William Blair has sole voting power and sole dispositive power of 2,523,987 shares of Common Stock of the Company.

(4)	Represents shares held as of December 31, 2007 as reported on Schedule 13G/A filed by the respective stockholders. As reported on Schedule 13G/A, Janus Capital Management LLC (“Janus Capital”) has an indirect 86.5% ownership stake in Enhanced Investment Technologies, LLC (“INTECH”) and an indirect 30% ownership stake in Perkins, Wolf, McDonnell and Company, LLC (“Perkins Wolf”). Due to this ownership structure, holdings for Janus Capital, Perkins Wolf and INTECH are aggregated for purposes of the shares reported on the December 31, 2007 Schedule 13G/A. Janus Capital, Perkins Wolf and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940, as amended (the “Investment Company Act”) and to individual and institutional clients (collectively referred to as “Managed Portfolios”). As a result of its role as investment advisor or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 1,956,046 shares of Common Stock of the Company held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. Janus Venture Fund is an investment company registered under the Investment Company Act and is one of the Managed Portfolios to which Janus Capital provides investment advice.

(5)	Represents shares held as of December 31, 2007 as reported on Schedule 13G filed by the respective stockholders. As reported on Schedule 13G, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, L.L.C. and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 1,740,695 shares of Common Stock of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Contrafund, amounted to 1,565,056 shares of Common Stock outstanding. Edward C. Johnson 3d and FMR L.L.C., through its control of Fidelity, and the funds each has sole power to dispose of the 1,740,695 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR L.L.C., are the predominant owners, directly or through trusts, of Series B voting common shares of FMR L.L.C., representing 49% of the voting power of FMR L.L.C. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR L.L.C. Neither FMR L.L.C. nor Edward C. Johnson 3d, Chairman of FMR L.L.C., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees.

Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(6)	Represents shares held as of December 31, 2007 as reported on Schedule 13G filed by the respective stockholders. As reported on Schedule 13G, TimesSquare Capital Management L.L.C. (“TimesSquare”) has sole voting power of 1,168,800 shares of Common Stock and sole dispositive power of 1,272,200 shares of Common Stock of the Company which shares are also beneficially owned by investment advisory clients of TimesSquare. In its role as investment adviser, TimesSquare has voting and dispositive power with respect to these shares.

(7)	Represents exercisable options to purchase 210,000 shares of Common Stock held by Mr. Scott Scherr, and 407,994 shares of Common Stock subject to Restricted Stock Awards. Excludes 24,929 shares of Common Stock subject to Stock Unit Awards.

(8)	Represents 10,000 shares of Common Stock held by Mr. Marc D. Scherr, 16,066 shares of Common Stock held by certain trusts established for the benefit of Mr. Marc D. Scherr’s children, exercisable options to purchase 394,702 shares of Common Stock and 286,598 shares of Common Stock subject to Restricted Stock Awards. Excludes 20,192 shares of Common Stock subject to Stock Unit Awards. Mr. Marc D. Scherr disclaims beneficial ownership of the shares owned by the trusts established for the benefit of his children.

(9)	Represents exercisable options to purchase 165,342 shares of Common Stock held by Mr. Dauerman and 40,000 shares of Common Stock subject to Restricted Stock Awards.

(10)	Represents 2,000 shares of Common Stock held by Mr. FitzPatrick, exercisable options to purchase 69,540 shares of Common Stock and 1,208 shares of Common Stock subject to Restricted Stock Awards.

(11)	Represents 31,277 shares of Common Stock held by Mr. Vander Putten, exercisable options to purchase 58,837 shares of Common Stock and 1,208 shares of Common Stock subject to Restricted Stock Awards.

(12)	Represents 323,471 shares of Common Stock held by Mr. Wilber, exercisable options to purchase 54,434 shares of Common Stock and 1,208 shares of Common Stock subject to Restricted Stock Awards. These shares shown include 243,173 shares of Common Stock pledged by Mr. Wilber.

(13)	Represents 88,696 shares of Common Stock held by Yanover Associates, 44,743 shares of Common Stock held by Yanover Family Limited Partnership (“YFLP”), exercisable options held by Mr. Yanover to purchase 75,899 shares of Common Stock and 1,208 shares of Common Stock subject to Restricted Stock Awards. Mr. Yanover is the President of the general partner of Yanover Associates and an officer of the general partner of YFLP. Mr. Yanover disclaims beneficial ownership of the shares held by the YFLP.

(14)	Represents 130,983 shares of Common Stock held by Mr. Leiter, exercisable options to purchase 36,250 shares of Common Stock, 1,315 shares of Common Stock held by certain trusts for the benefit of Mr. Leiter’s children and 1,208 shares of Common Stock subject to Restricted Stock Awards. Mr. Leiter disclaims beneficial ownership of the shares owned by the trusts established for the benefit of his children.

(15)	Represents an aggregate of 648,551 (both directly and indirectly owned) shares of Common Stock, 740,632 shares of Common Stock subject to Restricted Stock Awards and exercisable options to purchase an aggregate of 1,065,004 shares of Common Stock. Excludes 45,121 shares of Common Stock subject to Stock Unit Awards.

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers (Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman), and their ages as of February 18, 2008, are as follows:

Name	Age	Position(s)

Scott Scherr	55	Chairman of the Board, President and Chief Executive Officer
Marc D. Scherr	50	Vice Chairman of the Board and Chief Operating Officer
Mitchell K. Dauerman	50	Executive Vice President, Chief Financial Officer and Treasurer
James A FitzPatrick, Jr.	58	Director
Alois T. Leiter	42	Director
LeRoy A. Vander Putten	73	Director
Rick A. Wilber	61	Director
Robert A. Yanover	71	Director

Scott Scherr has served as President and a director of the Company since its inception in April 1996 and has been Chairman of the Board and Chief Executive Officer of the Company since September 1996. Mr. Scherr is also a member of the Executive Committee of the Board. In 1990, Mr. Scherr founded The Ultimate Software Group, Ltd. (the “Partnership”), the business and operations of which were assumed by the Company in 1998. Mr. Scherr served as President of the Partnership’s general partner from the inception of the Partnership until its dissolution in March 1998. From 1979 until 1990, he held various positions at Automatic Data Processing, Inc. (“ADP”), a payroll services company, where his titles included Vice President of Operations and Sales Executive. Prior to joining ADP, Mr. Scherr operated Management Statistics, Inc., a data processing service bureau founded by his father, Reuben Scherr, in 1959. He is the brother of Marc Scherr, the Vice Chairman of the Board and Chief Operating Officer of the Company, and the father-in-law of Adam Rogers, Senior Vice President and Chief Technology Officer.

Marc D. Scherr has been a director of the Company since its inception in April 1996 and has served as Vice Chairman since July 1998 and as Chief Operating Officer since October 2003. Mr. Scherr is also a member of the Executive Committee of the Board. Mr. Scherr became an executive officer of the Company effective March 1, 2000. Mr. Scherr served as a director of Gerschel & Co., Inc., a private investment firm from January 1992 until March 2000. In December 1995, Mr. Scherr co-founded Residential Company of America, Ltd. (“RCA”), a real estate firm, and served as President of its general partner until March 2000. Mr. Scherr also served as Vice President of RCA’s general partner from its inception in August 1993 until December 1995. From 1990 to 1992, Mr. Scherr was a real estate pension fund advisor at Aldrich, Eastman & Waltch. Previously, he was a partner in the Boston law firm of Fine & Ambrogne. Mr. Scherr is the brother of Scott Scherr, Chairman of the Board, President and Chief Executive Officer of the Company

Mitchell K. Dauerman has served as Executive Vice President of the Company since April 1998 and as Chief Financial Officer and Treasurer of the Company since September 1996. From 1979 to 1996, Mr. Dauerman held various positions with KPMG LLP, serving as a Partner in the firm from 1988 to 1996. Mr. Dauerman is a Certified Public Accountant.

James A. FitzPatrick, Jr. has served as a director of the Company since July 2000. Mr. FitzPatrick is a partner in the law firm Dewey & LeBoeuf LLP (formed in October 2007 by merger of Dewey Ballantine LLP and LeBoeuf, Lamb, Greene & MacRae LLP), which provides legal services to the Company. Before joining Dewey Ballantine LLP as a partner in February 1989, Mr. FitzPatrick was a partner in the law firm LeBoeuf, Lamb, Leiby & MacRae.

Alois T. Leiter has served as director of the Company since October 2006 and is a member of the Compensation Committee of the Board. Mr. Leiter was a three-time Major League Baseball World Champion and two-time All-Star pitcher formerly with the New York Yankees, New York Mets, Toronto Blue Jays, and Florida Marlins, and has been an official spokesperson for the Company since 2002. Mr. Leiter has served as a television commentator for the Yankees Entertainment and Sports Network since 2006. Mr. Leiter is president and founder of Leiter’s Landing, a charitable organization formed in 1996. Mr. Leiter has served on the

Executive Committee of New York City’s official tourism marketing organization, NYC & Company, since 2000 and is a member of the Board of Directors of America’s Camp, a legacy organization of the Twin Towers Fund, on which he also served as a board member.

Rick A. Wilber has served as a director of the Company since October 2002 and is a member of the Audit Committee and a member of the Compensation Committee of the Board. Mr. Wilber formerly served on the Company’s Board of Directors from October 1997 through May 2000. Since 1995, Mr. Wilber has been the President of Lynn’s Hallmark Cards, which owns and operates a number of Hallmark Card stores. Mr. Wilber was a co-founder of Champs Sports Shops and served as its President from 1974 to 1984. He served on the Board of Royce Laboratories, a pharmaceutical concern, from 1990 until April 1997, when the company was sold to Watson Pharmaceuticals, Inc., a pharmaceutical concern.

Information regarding Messrs. LeRoy A. Vander Putten and Robert A. Yanover is included under the heading “PROPOSAL I — ELECTION OF DIRECTORS”.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Policy

As a provider of Web-based payroll and talent management solutions, our long-term success depends on our ability to develop, enhance and market our products and services to keep pace with our competitors; adapt to technological advancements and changing industry standards; and expand the functionality of our products and services to address the increasingly sophisticated requirements of our customers. To achieve these goals, it is critical that we be able to attract, motivate and retain highly talented individuals at all levels of the organization who are committed to the Company’s core values of excellence, integrity and teamwork.

It is our belief that compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance, since they are more able to affect the Company’s results. Additionally, compensation should reflect the value of the job in the marketplace. In order to attract and retain a highly skilled work force, we must remain competitive with the pay of other employers who compete with us for talent. Although the programs and individual pay levels will always reflect differences in job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the Company.

Our Compensation Committee is responsible for developing and approving the Company’s compensation program for the executive officers and other officers of the Company. In addition, our Compensation Committee administers the Company’s equity based plan and oversees such other benefit plans as the Company may from time to time maintain.

Our Compensation Committee is composed of four non-employee directors, Messrs. LeRoy A. Vander Putten (Chairman), Rick A. Wilber, Robert A. Yanover and, since February 6, 2007, Alois T. Leiter.

The executive compensation program was designed to reward executive officers for achieving the Company’s strategic goals and to align the interests of the executive officers with those of the Company’s stockholders. In particular, the Company’s Amended and Restated 2005 Equity and Incentive Plan (the “Plan”) is intended to (i) provide a vehicle for compensating the Company’s key personnel by giving them the opportunity to acquire a proprietary interest in the Company’s Common Stock by receiving equity-based incentive compensation; (ii) provide management with equity ownership in the Company commensurate with Company performance, as reflected in increased stockholder value; (iii) attract, motivate and retain key employees and non-employee directors by maintaining competitive compensation levels; and (iv) provide an incentive to management for continuous employment with or service to the Company.

This philosophy is reflected in an executive compensation package that is generally comprised of three elements (collectively, “Total Compensation”): (i) base salary, which is determined on the basis of the individual’s position and responsibilities with the Company; (ii) incentive performance awards payable in cash and tied to the achievement of the Company’s achievement of specified financial targets; and (iii) long-term stock-based incentive compensation, which is related to the Company’s achievement of specified financial and other performance targets and which includes the issuance of restricted stock awards and/or stock unit awards that create a link between executive compensation and the interests of the Company’s stockholders. The Committee also has granted stock options to executive officers in prior years.

The Compensation Committee’s Processes

The Compensation Committee utilizes different processes to assist it in ensuring that the Company’s executive compensation program is achieving its objectives. Among those are:

•	Industry Comparison. The Compensation Committee establishes Total Compensation levels for executives that it believes are competitive with industry compensation practices of other software and technology companies of comparable size. In order to enhance its objectivity and independence, the Compensation Committee has, from time to time in the past, obtained advice and/or recommendations of an outside compensation consulting firm, Watson Wyatt and Company (“Watson Wyatt”). In addition, the Compensation Committee reviews available information, including information published in secondary sources, regarding prevailing salaries and compensation programs offered to chief executive officers by businesses that are comparable to the Company in terms of size and industry group. Included in this group were the following companies: Sonicwall, Inc., Vignette Corporation, Liquidity Services, Inc., Ariba, Inc., Openwave Systems, Inc., Internap Network Services Corporation, Opsware Inc., United Online Inc., CMGI, Inc., and Websense, Inc. Generally, the Chief Executive Officer provides recommendations for compensation changes to the Compensation Committee for its review. The Company’s objective is generally to set the Total Compensation of the executive officers of the Company in the broad middle range of comparable sized companies. The Compensation Committee believes Total Compensation for each of the executive officers is competitive with other software and technology companies of comparable size.

•	Assessment of Company Performance. The Compensation Committee uses Company performance measures in establishing total compensation ranges. The Compensation Committee may consider various measures of Company performance, including sales, earnings per share and growth in recurring revenue. The Compensation Committee makes a subjective determination after considering such measures collectively. In addition, as described in more detail below, the Compensation Committee may grant performance awards under a formula provided for under the Plan. Such awards shall represent the right to receive a payment in cash or equity if performance goals established by the Compensation Committee for a certain performance period are satisfied.

•	Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the executive officers. The members of the Compensation Committee meet with the Chief Executive Officer, and then meet in executive session, when compensation is being considered in order to evaluate the Chief Executive Officer’s performance for the year. This evaluation is considered by the Compensation Committee in setting the Chief Executive Officer’s compensation. For the other executive officers, the Compensation Committee receives a compensation recommendation from the Chief Executive Officer and may also exercise its judgment based on the Compensation Committee’s assessment of the performance of such executive officers.

Components of Executive Compensation for 2007

The Company’s compensation program balances both the mix of cash and equity compensation and the mix of currently-paid and longer-term compensation in a way that furthers the compensation objectives discussed above. Following is a discussion of the Compensation Committee’s considerations in establishing each of the components for the executive officers.

Base Salary

Base salary is the fixed element of employees’ annual cash compensation. Our executive compensation program is designed to align executive performance with the financial and strategic objectives of the Company, to reward executive management for the successful performance of these objectives and to encourage the executives to be focused on building long-term success. Therefore, a portion of these employees’ total compensation is performance-based.

The Compensation Committee annually reviews and determines the base salary of the Chief Executive Officer and the base salaries of the other executive officers based on the recommendations of the Chief Executive Officer. Base salaries are generally adjusted to reflect promotions, increases in responsibilities and competitive considerations. In order to attract and retain qualified executives, the Company provides base salaries it considers to be competitive.

While determining the base salary for the Company’s President and Chief Executive Officer, Mr. Scott Scherr, for 2007, the Compensation Committee reviewed the current and long term incentive compensation of the chief executive officers of certain software and technology companies that have market capitalizations comparable to that of the Company. This information provided the basis of a competitive review of Mr. Scherr’s compensation; however, the Compensation Committee did not attempt to “benchmark” Mr. Scherr’s base salary against the base salary of these or other chief executive officers. Instead, the Compensation Committee exercised its own judgment and, based upon Mr. Scherr’s personal performance, in particular his successful leadership of the Company with a business strategy that is focused on maximizing recurring revenue streams by selling the Company’s UltiPro software offerings primarily on a recurring revenue basis, while still offering perpetual software licenses of UltiPro to customers that do not prefer a subscription-based arrangement, the Compensation Committee determined that as of January 1, 2007, Mr. Scherr’s base salary should be increased from $550,000 to $600,000.

The Compensation Committee reviewed with Mr. Scott Scherr the performance of Mr. Marc D. Scherr as the Company’s Vice Chairman and Chief Operating Officer in overseeing the Company’s strategic and operational activities. The Compensation Committee also reviewed with Mr. Scott Scherr the performance of Mr. Dauerman as the Company’s Chief Financial Officer, including his oversight of financial and accounting functions and the Company’s relationships with the investment community. Based upon Mr. Scott Scherr’s recommendation and its review with him, the Compensation Committee determined that as of January 1, 2007, Mr. Marc D. Scherr’s base salary should be increased from $495,000 to $550,000 and Mr. Mitchell K. Dauerman’s base salary would remain at $412,500, consistent with 2006.

Incentive Compensation

From time to time, on a discretionary basis, the Compensation Committee approves (i) incentive performance awards payable in cash and tied to the achievement of performance goals (“Cash Bonuses”); and (ii) long-term stock-based incentive compensation. In order to provide incentives to new employees and in recognition of superior performance, promotions and increased responsibilities of executive officers and employees, the Company provides long-term stock-based incentive compensation payable through the issuance of (i) options to purchase shares of the Company’s Common Stock (“Stock Options”); (ii) Restricted Stock Awards; and/or (iii) Stock Unit Awards (collectively, “Stock-Based Compensation”). All employees of the Company are eligible for discretionary Cash Bonuses and Stock-Based Compensation, based on their individual achievement of performance goals and as approved by the Compensation Committee. In February 2007, the Compensation Committee reviewed the Company’s business plan for 2007 with Messrs. Scott Scherr and Marc D. Scherr. Based upon the recommendation of Mr. Scott Scherr, the Compensation Committee determined that no incentive compensation awards for 2007 would be granted to Mr. Scott Scherr and Mr. Marc D. Scherr. Mr. Scott Scherr indicated that his recommendation to withhold incentive compensation awards for both himself and Mr. Marc D. Scherr would assist the Company in achieving its financial targets for 2007. It was also Mr. Scott Scherr’s recommendation that, to the extent the Company exceeded $0.70 per share of pre-tax income for 2007, the Company would grant cash bonuses to certain key personnel of the

Company, including Mr. Mitchell K. Dauerman and certain non-executive officers who are not eligible for commission-based compensation. Mr. Dauerman received a bonus aggregating $50,000.

Incentive Performance Awards

The Compensation Committee may grant performance awards under the Plan, which shall represent the right to receive a payment in cash or equity if the performance goals established by the Compensation Committee for a performance period are satisfied. At the time a performance award is granted, the Compensation Committee shall determine, in its sole discretion, the applicable performance period and performance goals to be achieved during the performance period, as well as such other conditions as the Compensation Committee deems appropriate. The Compensation Committee may also determine a target payment amount or a range of payment amounts for each award. The performance goals applicable to a performance award grant may be subject to adjustments as the Compensation Committee shall deem appropriate to reflect significant unforeseen events, such as changes in law, accounting practices or unusual or nonrecurring items or occurrences. At the end of the performance period, the Compensation Committee shall determine the extent to which performance goals have been attained, or a degree of achievement between minimum and maximum levels, in order to establish the level of payment to be made, if any.

Upon the recommendation of Mr. Scott Scherr, the Compensation Committee did not grant to Mr. Scherr or Marc D. Scherr a Cash Bonus opportunity for performance in 2007. Mr. Scott Scherr was granted a Cash Bonus in 2007 aggregating $155,834 for 2006 performance (net of the Elected Deferral, as defined and discussed below). Mr. Scherr’s 2006 Cash Bonus was in connection with the Company’s performance measured against certain performance criteria under the Plan (as specifically designated by the Compensation Committee) two-thirds based on growth in recurring revenues (target of 27.5% increase in recurring revenues over 2005) and one-third based on pre tax earnings per share before the charge to earnings resulting from Awards under the Plan (target of $0.37) (the “2006 Overall Company Objectives”). The Compensation Committee chose these criteria to encourage the executive officers to focus on building both recurring revenues and pre tax earnings. Special emphasis was given to recurring revenue growth as the Company continues its transition to a model based primarily on recurring revenue.

Mr. Marc D. Scherr was granted a Cash Bonus in 2007 aggregating $126,225 for 2006 performance (net of the Elected Deferral). Mr. Scherr’s 2006 Cash Bonus was in connection with the Company’s performance measured against the 2006 Overall Company Objectives.

Long-Term Stock-Based Incentive Compensation

The Company grants long-term equity incentives in the form of Stock-Based Compensation that converts into shares of Common Stock. The Compensation Committee has sole discretion in awarding stock options and does not delegate such authority to our management nor does our management have the ability to select or influence stock option grant dates. The exercise price of the stock options granted to employees who are participants under the Plan was equal to 100 percent of the per share fair market value of the Common Stock at the closing price of the Common Stock on NASDAQ on the date of grant. In 2007, all such grants were made on the respective dates of the regular quarterly meetings of the Board and the Compensation Committee which are scheduled by the Board or the Compensation Committee, as applicable, well in advance and generally occur at the same times each year. Each of the regular quarterly meetings of the Board and Board committees is held in advance of the date of the respective earnings release in order that the Board and the Audit Committee may review the financial results prior to their release. Prior to the third calendar quarter of 2007, the exercise price of the stock options granted to non-employee directors under the Plan as compensation for Board services was equal to 30% of the per share fair market value of the Common Stock at the closing price of the Common Stock on NASDAQ on the first trading day of the calendar quarter following the calendar quarter in which such compensation was earned. On July 24, 2007, the Compensation Committee of the Board rescinded the previously approved fee schedule for service on the Board and Board Committees and replaced it with a program involving options to purchase the Company’s Common Stock at fair market value on the date of grant and restricted stock awards under the Plan. Although employees and non-employee directors may have been in possession of material non-public information at the time of a stock option grant, we have not timed nor do we plan to time our release of material non-public information for the purpose of affecting the value of executive compensation.

Stock Options align employee incentives with stockholders because Stock Options have value only if the stock price increases over time. The Company’s 10-year Stock Options, granted at the market price on the date of the grant, help focus employees on long-term growth. In addition, Stock Options are intended to help retain key employees because they typically vest over 3 years and, if not exercised, are forfeited if the employee leaves the Company. The 3-year vesting also helps keep employees focused on long-term performance. The Company does not reprice Stock Options; likewise, if the stock price declines after the grant date, we do not replace Stock Options.

In 2007, the Company awarded Stock Options to newly hired employees and to certain employees, other than executive officers, in recognition of their promotions and/or performance. The Compensation Committee did not grant any Stock Options to executive officers in 2007. However, consistent with the objective of increasing the equity based component of executive compensation as recommended by Watson Wyatt in 2004, the Compensation Committee determined that additional equity awards should be made to the executive officers in view of their performance and the respective levels of their equity ownership in the Company. In order to reduce dilution to stockholders, the Compensation Committee determined to issue Restricted Stock Awards, rather than Stock Options, to the executive officers. Nevertheless, the Company reserves the right to issue Stock Options to executive officers in the future.

During 2007, the Compensation Committee provided long-term stock-based incentive compensation to Mr. Scott Scherr based on his performance as discussed above, his level of equity ownership in the Company and the determination by the Compensation Committee to increase the equity related component of executive compensation, consistent with the recommendations of Watson Wyatt. During 2007, Mr. Scherr received two grants of Restricted Stock Awards aggregating 227,994 restricted shares of Common Stock.

As approved by the Compensation Committee and provided for in the Plan, Mr. Scott Scherr deferred receipt of one-half of his cash performance bonus earned for 2006 performance, or $155,834, in exchange for the grant of a Stock Unit Award under the Plan (the “Elected Deferral”). Upon this election and at the direction of the Compensation Committee, the Company provided a matching contribution equal to one-half of the amount deferred (the “Company Match”). The amount of Mr. Scherr’s Company Match was $77,917. The number of stock units subject to such Stock Unit Award, or 9,173 units, was determined by dividing the total amount deferred (including the Company Match) by the fair market value of a share of the Company’s Common Stock on the date of payment of the non-deferred portion of the cash performance award. The Stock Unit Award resulting from the Elected Deferral was granted on a fully vested basis, with a deferred payment date of five years after the grant date. The Stock Unit Award resulting from the Company Match vests on the fourth anniversary of the date of grant, subject to Mr. Scherr’s continued employment with the Company or any subsidiary on such vesting date and subject further to accelerated vesting in the event of a Change in Control, his death or disability or the termination of his employment by the Company without cause. The Stock Unit Awards granted as a result of the Elected Deferral and Company Match were earned in respect of 2006 performance and were issued in February 2007. The amount charged to the Company’s income statement for 2006 and 2007 attributable to the Stock Unit Awards earned by Mr. Scherr is included in the “Stock Awards” column of the Summary Compensation Table.

During 2007, the Compensation Committee provided long-term stock-based incentive compensation to Mr. Marc D. Scherr based on his performance as discussed above, his level of equity ownership in the Company and the determination by the Compensation Committee to increase the equity related component of executive compensation, consistent with the recommendations of Watson Wyatt. During 2007, Mr. Scherr received two grants of Restricted Stock Awards aggregating 166,598 restricted shares of Common Stock.

As approved by the Compensation Committee and provided for in the Plan, Mr. Marc D. Scherr deferred receipt of one-half of his cash performance bonus earned for 2006 performance, or $126,225, in exchange for the grant of a Stock Unit Award under the Plan. Upon this election and at the direction of the Compensation Committee, the Company provided a Company Match equal to approximately one-half of the amount deferred. The amount of Mr. Scherr’s Company Match was $63,112. The number of stock units subject to such Stock

Unit Award, or 7,430 units, was determined by dividing the total amount of cash bonus deferred (including the Company Match) by the fair market value of a share of the Company’s Common Stock on the date of payment of the non-deferred portion of the cash performance award. The Stock Unit Award resulting from the Elected Deferral was granted on a fully vested basis, with a deferred payment date of five years after the grant date. The Stock Unit Award resulting from the Company Match vests on the fourth anniversary of the date of grant, subject to Mr. Scherr’s continued employment with the Company, or any subsidiary, on such vesting date and subject further to accelerated vesting in the event of a Change in Control, his death or disability or the termination of his employment by the Company without cause. The Stock Unit Awards granted as a result of the Elected Deferral and Company Match were earned in respect of 2006 performance and were issued in February 2007. The amount charged to the Company’s income statement for 2006 and 2007 attributable to the Stock Unit Awards earned by Mr. Scherr is included in the “Stock Awards” column of the Summary Compensation Table.

During 2007, the Compensation Committee provided long-term stock-based incentive compensation to Mr. Mitchell K. Dauerman based on his performance as discussed above, his level of equity ownership in the Company and the determination by the Compensation Committee to increase the equity related component of executive compensation, consistent with the recommendations of Watson Wyatt. During 2007, Mr. Dauerman received one grant of a Restricted Stock Award for 15,000 restricted shares of Common Stock.

Holders of Restricted Stock Awards have all rights of a stockholder including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto. Each Restricted Stock Award becomes vested on the fourth anniversary of the respective date of grant, subject to the grantee’s continued employment with the Company or any subsidiary on each such vesting date.

Holders of Stock Unit Awards do not have any rights as a stockholder with respect to the shares subject to a Stock Unit Award until such time as shares of Common Stock are delivered to the participant pursuant to the terms of the award agreement.

Severance Benefits

Except as described below, the Company is not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

On July 24, 2007, the Board amended and restated two Change in Control Bonus Plans (previously adopted in March 2004). One Change in Control Bonus Plan provides for the payment of cash amounts to the Company’s three named executive officers upon a “change in control” of the Company. The other Change in Control Bonus Plan provides for the payment of cash amounts in the event of a “change in control” to employees other than executive officers of the Company as designated by the Compensation Committee. (The two Amended and Restated Change in Control Bonus Plans are hereinafter referred to collectively as the “CIC Plan”.) A “change in control” would occur (i) if the Company were to complete a consolidation or merger pursuant to which the stockholders of the Company immediately prior to the merger or consolidation did not have beneficial ownership of 50% or more of the combined voting power of the Company’s securities outstanding immediately after the merger or consolidation, (ii) if the Company were to sell, lease or transfer all or substantially all of its assets or business or (iii) if beneficial ownership of more than 50% of the Company’s Common Stock were acquired by a person or entity other than the Company, a subsidiary or an employee benefit plan of the Company.

The principal amendments effected on July 24, 2007 were (i) an extension of the term of the CIC Plan, which was due to expire on March 5, 2009, and (ii) an increase in the amounts potentially payable to Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman, and the maximum aggregate amount payable to all participants, under the CIC Plan. The principal amendments were effected by the Board upon recommendation of the Compensation Committee, which concluded that the CIC Plan serves as an important and appropriate component of the economic stake in the Company shared by senior and other management personnel and that the amendments would provide additional incentive to management to maximize the value of the Company’s business and its Common Stock.

The amount of the payments to be made to the executive officers under the CIC Plan is based upon the gross consideration received by the Company or its stockholders in the change in control transaction (the “CIC Consideration”). The aggregate amount of payments (including the “gross up” payments described below) that may be made to all participants under the CIC Plan may not exceed 6% of the CIC Consideration. To the extent this limit would otherwise be exceeded, the Compensation Committee would reduce one or more payments in its discretion in the manner that it determines to be equitable. No payments will be made under the CIC Plan to any participant whose employment with the Company is terminated prior to the consummation of the change in control transaction.

In adopting the CIC Plan, the Board determined not to require that only participants whose employment was terminated in connection with a change in control would be eligible to receive the CIC Consideration. The view of the Board upon adoption of the CIC Plan was that the ownership of equity in the Company by executives and employees was relatively small and that the CIC Consideration would provide a fair and reasonable means by which they could participate with stockholders in connection with a change in control. In addition, it was the view of the Board that these payment arrangements would encourage executives and employees to remain with the Company during a period of uncertainty in connection with a proposed change of control.

Under the CIC Plan, Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman would be entitled to payments equal to 1.75%, 1.3125% and 0.4375%, respectively, of the CIC Consideration. To the extent that change in control payments to these individuals, whether under the CIC Plan or otherwise, would exceed the limitations of Section 280G of the Internal Revenue Code, they would be entitled to receive an additional “gross up” payment to indemnify them for the effect of the resulting excise tax imposed on the individuals, subject to the 6% aggregate limitation referred to above. Assuming that there was a change in control on December 31, 2007, at the closing price of the Company’s Common Stock on NASDAQ on the last trading day of the year, Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman would have been entitled to receive approximately $20.4 million, $15.2 million and $4.7 million, respectively, inclusive of amounts in respect of such “gross up” under the CIC Plan.

The Board may amend or terminate the CIC Plan at any time, provided that any resulting reduction in a participant’s right to payments is compensated for by an arrangement of comparable or greater value. Unless sooner terminated by the Board, the CIC Plan will automatically terminate on July 23, 2012.

Accelerated Vesting

In addition to the severance provisions described above, the Company’s stock-based compensation for our executive officers is subject to accelerated vesting under certain circumstances described below.

Stock Options.  The Company’s stock options issued to the executive officers pursuant to the Prior Plan and the Plan ordinarily vest 25% on the date of grant and 25% on each of the first three anniversaries of the date of grant, subject to each executive officer’s continued employment with the Company. However, pursuant to the terms of the Prior Plan and the Nonqualified Stock Option Award Agreements entered into between the Company and the executive officers under the Plan, in the event of death, disability or a change in control of the Company (each, an “Accelerated Vesting Occurrence”), each executive officer’s unvested stock options under the Prior Plan and the Plan would immediately vest and become fully exercisable. Assuming that there was an Accelerated Vesting Occurrence on December 31, 2007, the unvested stock options held by Messrs. Scott Scherr and Marc D. Scherr would have automatically vested and they would have been entitled to receive amounts equal to the value of $311,400 and $233,550, respectively as a result of such acceleration. These amounts are derived from the difference between the per share fair market value of the Common Stock, at the closing price of the Common Stock on NASDAQ on the last trading day of 2007 (the “Year End Fair Market Value”) and the exercise prices of unvested options held by them, multiplied by the number of shares subject to the options being accelerated. Stock options held by Mr. Mitchell K. Dauerman were fully vested as of December 31, 2007.

Restricted Stock Awards.  The Company’s shares of restricted stock issued pursuant to the Plan ordinarily vest on the fourth anniversary of the date of grant, subject to each executive officer’s continued

employment with the Company. However, pursuant to the terms of the Restricted Stock Award Agreements entered into between the Company and the executive officers under the Plan, in the event of an Accelerated Vesting Occurrence, each executive officer’s shares of unvested restricted stock would immediately vest. Assuming that there was an Accelerated Vesting Occurrence on December 31, 2007, the unvested shares of restricted stock held by Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman would have automatically vested and they would have been entitled to receive amounts equal to the value of $12,839,571, $9,019,239 and $1,258,800, respectively, as a result of such acceleration. These amounts are derived from the per share Year End Fair Market Value of the Common Stock multiplied by the number of shares being accelerated. In addition, pursuant to the terms of the Restricted Stock Award Agreements entered into between the Company and the executive officers under the Plan, in the event an executive officer’s employment is terminated by the Company without cause (a “Termination Without Cause Occurrence”), 1/48th (one forty-eighth) of the shares of restricted stock for each complete month of continued employment by the executive officer with the Company following the applicable dates of grant would immediately vest. Assuming that there was a Termination Without Cause Occurrence on December 31, 2007, a portion of the unvested shares of restricted stock held by Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman would have automatically vested on a pro rated basis as described above and they would have been entitled to receive amounts equal to the value of $3,078,807, $2,155,824 and $327,813, respectively, as a result of such acceleration. These amounts are derived from the per share Year End Fair Market Value of the Common Stock multiplied by the pro rated number of shares being accelerated.

Stock Units.  The Company’s stock units attributable to the Company’s matching contribution of a portion of cash bonuses voluntarily deferred by an executive officer under the Plan ordinarily vest on the fourth anniversary of the date of grant, subject to each executive officer’s continued employment with the Company. However, pursuant to the terms of the Stock Unit Award Agreements entered into between the Company and the executive officers under the Plan, in the event of an Accelerated Vesting Occurrence, each executive officer’s unvested stock units would immediately vest and become fully exercisable. Assuming that there was an Accelerated Vesting Occurrence on December 31, 2007, the unvested stock units held by Messrs. Scott Scherr and Marc D. Scherr would have automatically vested and they would have been entitled to receive amounts equal to the value of $261,509 and $211,810, respectively, as a result of such acceleration. These amounts are derived from the per share Year End Fair Market Value of the Common Stock multiplied by the number of shares subject to the stock units being accelerated.

In addition, pursuant to the terms of the Stock Unit Award Agreements entered into between the Company and the executive officers under the Plan, in the event of a Termination Without Cause Occurrence, 1/48th (one forty-eighth) of the stock units for each complete month of continued employment by the executive officer with the Company following the applicable dates of grant would immediately vest and become fully exercisable. Assuming that there was a Termination Without Cause Occurrence on December 31, 2007, a portion of the unvested stock units held by Messrs. Scott Scherr and Marc D. Scherr would have automatically vested on a pro rated basis as described above and they would have been entitled to receive amounts equal to the value of $95,800 and $77,592, respectively, as a result of such acceleration. These amounts are derived from the per share Year End Fair Market Value of the Common Stock multiplied by the pro rated number of shares subject to the stock units being accelerated.

Tax Deductibility of Executive Compensation

In general, Section 162(m) of the Code disallows a deduction for any compensation paid in excess of $1 million during a calendar year to any of the chief executive officer and the four most highly paid executive officers of publicly held companies, subject to an exception for compensation that qualifies as “performance-based compensation.” The Compensation Committee has endeavored, to the extent it deems consistent with the best interests of the Company and its stockholders, to obtain maximum deductibility of compensation paid to executive officers. For example, awards of stock options under the Plan satisfy the requirements for performance-based compensation under Section 162(m). However, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable the Company to meet its overall objectives, even if the Company may not deduct all of the compensation. Accordingly, the Compensation Committee will award non-deductible compensation in appropriate circumstances. For 2007, all of the compensation paid by the Company was tax deductible, consistent with the limitations of Section 162(m).

Employee Benefits

The Company offers core employee benefits coverage in order to provide our workforce with a reasonable level of financial support in the event of illness or injury, and to enhance productivity and job satisfaction through programs that focus on work/life balance.

The benefits available are the same for all U.S. employees and executive officers and include medical and dental coverage, disability insurance, and life insurance. In addition, our 401(k) Plan provides a reasonable level of retirement income reflecting employees’ careers with the Company. All U.S. employees, including executive officers, participate in these plans.

The cost of post-employment benefits is partially borne by the employee, including each executive officer.

Perquisites

The Company does not provide significant perquisites or personal benefits to executive officers.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

						($)
				($)	($)	Non-Equity	($)
				Stock	Option	Incentive Plan	All Other
Name and		($)	($)	Awards	Awards	Compensation	Compensation	($)
Principal Position	Year	Salary	Bonus	(1)	(2)	(3)	(4)	Total

Scott Scherr	2007	$600,000	$—	$1,475,811	$225,314	$—	$3,875	$2,305,000
Chairman of the Board,	2006	550,000	—	829,886	290,153	155,834	3,750	1,829,623
President and Chief Executive Officer
Marc D. Scherr	2007	$550,000	$—	$1,100,879	$168,986	$—	$3,875	$1,823,740
Vice Chairman and Chief	2006	495,000	—	577,426	227,250	126,225	3,750	1,429,651
Operating Officer
Mitchell K. Dauerman	2007	$412,500	$50,000	$158,145	$26,312	$—	$3,875	$650,832
Executive Vice President,	2006	412,500	—	60,096	48,249	116,875	3,750	641,470
Chief Financial Officer and Treasurer

(1)	Includes shares of Common Stock subject to Restricted Stock Awards granted to the executive in 2007, 2006 and 2005 under Restricted Stock Award agreements. The aggregate number of restricted shares of Common Stock issued to Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman in 2007 was 227,994, 166,598 and 15,000, respectively. In accordance with SFAS No. 123R, the grant date fair value of such shares was $7,482,511, $5,336,054 and $523,350, respectively. The aggregate number of restricted shares of Common Stock issued to Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman in 2006 was 110,000, 80,000 and 15,000, respectively. In accordance with SFAS No. 123R, the grant date fair value of such shares was $2,506,000, $1,819,000 and $363,000, respectively. The aggregate number of restricted shares of Common Stock issued to Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman in 2005 was 70,000, 40,000 and 10,000, respectively. In accordance with SFAS No. 123R, the grant date fair value of such shares was $1,173,500, $666,250 and $171,100, respectively. The restricted shares granted in 2007, 2006 and 2005 vest upon the fourth anniversary of the respective date of grant, subject to the executive’s continued employment by the Company, or a subsidiary, on the vesting date and subject further to accelerated vesting in the event of a Change in Control, the executive’s death or disability or the termination of the executive’s employment by the Company without cause. In the cases of Messrs. Scott Scherr and Marc D. Scherr, for 2006 and 2005, the grants of Stock Unit Awards were made in lieu of 50% of their cash performance bonuses earned for 2006 and 2005 performance that they elected to defer pursuant to the Plan. Upon their election to defer 50% of their earned cash bonuses, the Company matched 50% of the amounts deferred by Messrs. Scott Scherr and Marc D. Scherr, payable in Stock Unit Awards and included herein. The aggregate number of Stock Unit Awards issued to Messrs. Scott Scherr and Marc D. Scherr in 2006 (for performance in 2005) was 15,756 and 12,762, respectively. The aggregate number of Stock Unit Awards issued to Messrs. Scott Scherr and Marc D. Scherr in 2007 (for performance in 2006) was 9,173 and 7,430, respectively. The total amount in the “Stock Awards” column above represents the expense of both Restricted Stock Awards and Stock Unit Awards recognized in the income statement for each executive officer as compensation costs (excluding forfeiture assumptions) in accordance with SFAS No. 123R during fiscal 2006 and 2007. A discussion of the assumptions used in calculating these values may be found in Note 18 on pages 63-72 of the Annual Report on Form 10-K.

(2)	Includes option awards granted in 2005, 2004 and 2003. There were no option awards granted in 2007 or 2006. The aggregate number of option awards issued to Messrs. Scott Scherr and Marc D. Scherr in 2005 was 80,000 and 60,000, respectively. The aggregate number of option awards issued to Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman in 2004 was 100,000, 75,000 and 25,000, respectively. The aggregate number of option awards issued to Messrs. Scott Scherr, Marc D. Scherr and Mitchell K. Dauerman in 2003 was 129,167, 98,417 and 31,751, respectively. The amounts reported under “Option Awards” above represent the expense of those stock option awards vesting in 2007 and 2006 recognized in the statement of operations for each executive officer as compensation costs (excluding the forfeiture assumption) in accordance with SFAS No. 123R for fiscal 2007 and 2006. Under SFAS No. 123R, the fair value of each stock option award is estimated on the grant date using the Black-Scholes option valuation model based on the assumptions noted in the following table. The Company’s computation of the expected volatility for each grant date above during the year ended December 31, 2007 is based primarily upon historical volatility and the expected term of the option. The expected term is based on the historical exercise experience under the share-based plans of the underlying award (including post-vesting employment termination behavior) and represents the period of time the share-based awards are expected to be outstanding. The interest rate is based on the U.S. Treasury yield in effect at the time of grant for a period commensurate with the estimated expected life. The table below details the assumptions used for the option awards granted in 2005, 2004 and 2003.

BLACK-SCHOLES ASSUMPTIONS

	Stock Option Grant Date
	May 17,	Oct. 20,	Oct. 31,	Jan. 02,
	2005	2004	2003	2003

Risk Free Rate	3.63%	3.50%	3.13%	3.13%
Expected Volatility	42.57%	46.37%	46.00%	46.00%
Expected Life	4.00	4.00	4.00	4.00
Dividend Yield	0%	0%	0%	0%
Grant Date Fair Value	$6.01	$5.24	$3.71	$1.38

(3)	Includes cash performance bonuses earned by the executive officers in 2006.

(4)	Consists of contributions by the Company to the Company’s 401(k) Plan on behalf of the executive officers indicated.

GRANTS OF PLAN-BASED AWARDS IN 2007

The following table provides information concerning the bonus and long-term incentive awards made to the executive officers in fiscal 2007. The annual performance bonuses granted on February 7, 2007 in the form of stock units were for the executive officers’ performance in 2006.

GRANTS OF PLAN-BASED AWARDS IN 2007

		All Other Stock
		Awards: Number
		of Shares of	Grant Date
		Stock or Units	Fair Value
Name	Grant Date	(#)	($)

Scott Scherr	2/7/2007	9,173	$233,728
	5/15/2007	60,000	1,621,200
	10/23/2007	167,994	5,861,311

Marc D. Scherr	2/6/2007	45,000	$1,093,500
	2/7/2007	7,430	189,316
	10/23/2007	121,598	4,242,554

Mitchell K. Dauerman	10/23/2007	15,000	$523,350

The Company has no employment agreements with its executive officers.

The material factors necessary to understand each of the awards listed in the Grants of Plan-Based Awards in 2007 table are discussed in detail above under the heading “Compensation Discussion and Analysis” under the subheading “Incentive Compensation”.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table sets forth, for the Company’s Chief Executive Officer and all other executive officers of the Company, certain information concerning unexercised stock options; stock that has not vested; and equity incentive plan awards as of the end of the Company’s last completed fiscal year:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards						Stock Awards
	Number of	Number of
	Securities	Securities				Number of
	Underlying	Underlying				Shares or	Market Value of
	Unexercised	Unexercised	Option	Option		Units That	Shares or Units	Vest Date of
	Options	Options	Exercise	Expiration		Have Not	That Have Not	Stock
Name	Exercisable (#)	Unexercisable (#)	Price ($)	Date		Vested (#)	Vested ($)(3)	Awards

Scott Scherr	50,000	—	$9.40	10/31/2013	(1)	20,000	$629,400	5/17/2009	(2)
	100,000	—	13.05	10/20/2014	(1)	50,000	1,573,500	10/18/2009	(2)
	60,000	—	15.90	5/17/2015	(1)	60,000	1,888,200	2/8/2010	(2)
	—	20,000	15.90	5/17/2015	(1)	5,252	165,280	2/8/2010	(2)
	—	—	—	—	(1)	50,000	1,573,500	10/23/2010	(2)
	—	—	—	—	(1)	3,058	96,235	2/7/2011	(2)
	—	—	—	—	(1)	60,000	1,888,200	5/15/2011	(2)
	—	—	—	—	(1)	167,994	5,286,771	10/23/2011	(2)
Marc D. Scherr	1,285	—	$7.75	1/27/2009	(1)	15,000	$472,050	5/17/2009	(2)
	75,000	—	8.03	2/2/2010	(1)	25,000	786,750	10/18/2009	(2)
	100,000	—	3.38	2/7/2011	(1)	4,254	133,873	2/8/2010	(2)
	48,417	—	3.49	1/2/2013	(1)	45,000	1,416,150	2/8/2010	(2)
	50,000	—	9.40	10/31/2013	(1)	35,000	1,101,450	10/23/2010	(2)
	75,000	—	13.05	10/20/2014	(1)	45,000	1,416,150	2/6/2011	(2)
	45,000	—	15.90	5/17/2015	(1)	2,477	77,951	2/7/2011	(2)
	—	15,000	15.90	5/17/2015	(1)	121,598	3,826,689	10/23/2011	(2)
Mitchell K. Dauerman	3,591	—	$7.75	1/27/2009	(1)	10,000	314,700	10/18/2009	(2)
	75,000	—	7.63	10/21/2009	(1)	15,000	472,050	10/23/2010	(2)
	30,000	—	3.38	2/7/2010	(1)	15,000	472,050	10/23/2011	(2)
	11,751	—	3.49	1/2/2013	(1)	—	—	—
	20,000	—	9.40	10/31/2013	(1)	—	—	—
	25,000	—	13.05	10/20/2014	(1)	—	—	—

(1)	All such options vest and become exercisable in equal annual installments, each of which shall relate to 25% of the number of shares of Common Stock subject to such Option, on the respective dates of grant and each of the first three anniversaries thereof, subject to the optionee’s continued employment with the Company or any Subsidiary on each such vesting date or accelerated vesting in the event of a Change in Control, death, disability or termination of employment by the Company without cause. All such options expire ten years from the date of grant.

(2)	All such restricted stock grants and the matching portion of the restricted stock units fully vest on the fourth anniversary of the date of grant subject to accelerated vesting in the event of a Change in Control, death, disability or termination of employment by the Company without cause.

(3)	The market value of the unvested equity incentive plan awards was calculated based on the closing market price of the Company’s stock at the end of the last completed fiscal year. The closing price of the Company’s stock on NASDAQ on December 31, 2007 was $31.47.

OPTION EXERCISES AND STOCK VESTED IN 2007

The following table sets forth, for the Company’s Chief Executive Officer and all other executive officers of the Company, certain information concerning each exercise of stock options, and each vesting of stock, including restricted stock, stock units and similar instruments, during the last completed fiscal year:

OPTION EXERCISES AND STOCK VESTED

Option Awards			Stock Awards
	(#)		(#)
	Number of	($)	Number of	($)
	Shares	Value	Shares	Value
	Acquired on	Realized	Acquired on	Realized on
Name	Exercise	on Exercise(1)	Vesting	Vesting(2)

Scott Scherr	123,275	$2,740,990	6,116	$155,834
Marc D. Scherr	95,933	1,957,975	4,954	126,225
Mitchell K. Dauerman	20,158	348,635	—	—

(1)	Amounts reflect the difference between the exercise price of the option and the market price of the underlying shares at the time of the exercise.

(2)	Amounts reflect the market value of the stock on the day the stock unit vested. Even though these stock units become fully vested, they are subject to a deferred payment date of five years from the date of grant.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with the Company’s management the disclosure set forth under the heading “Compensation Discussion and Analysis” appearing on pages 14 to 24 of this Proxy Statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that such “Compensation Discussion and Analysis” be included in this Proxy Statement.

LeRoy A. Vander Putten, Chairman
Rick A. Wilber
Robert A. Yanover
Alois T. Leiter
Members of the Compensation Committee

Audit Committee Report

The Audit Committee is composed of three non-employee directors, Messrs. Robert A. Yanover (Chairman), LeRoy A. Vander Putten and Rick A. Wilber, and operates under a written charter adopted by the Board, a copy of which is available on the Company’s website at www.ultimatesoftware.com. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board, reviews the independence of the Company’s auditors and fulfills the other responsibilities provided for in its charter. The Audit Committee has sole authority to appoint the independent auditors and terminate their engagement.

Management is responsible for the Company’s consolidated financial statements, systems of internal control and the financial reporting process. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with generally accepted accounting principles. In addition, KPMG was responsible for expressing an opinion on the Company’s internal control over financial reporting based on their audit as of December 31, 2007. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee held four meetings during fiscal 2007.

The Audit Committee hereby reports as follows:

1. The Audit Committee reviewed and discussed the audited consolidated financial statements with management and has met with the independent registered public accounting firm, KPMG LLP, with and without management present, to discuss the results of their fiscal 2007 examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

2. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

3. The Audit Committee reviewed the written disclosures and the letter received from KPMG LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with KPMG LLP that firm’s independence from the Company and its management, including whether the independent auditor’s provision of non-audit services to the Company are compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements as of and for the year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Robert A. Yanover, Chairman
LeRoy A. Vander Putten
Rick A. Wilber
Members of the Audit Committee

KPMG LLP Fees

The following table presents fees for professional services rendered by the Company’s independent registered public accounting firm, KPMG LLP, for the audit of the Company’s annual consolidated financial statements and internal control over financial reporting for the years ended December 31, 2007 and 2006, together with fees billed for other services rendered by KPMG LLP during those periods.

	2007	2006

Audit Fees(1)	$424,500	$445,000
Audit-Related Fees(2)	134,000	134,000
Tax Fees(3)	—	—
All Other Fees(4)	3,000	3,000

Total Fees	$561,500	$582,000

(1)	Consists of the aggregate fees incurred for the audits of the Company’s consolidated financial statements for fiscal years 2007 and 2006 and the reviews of the Company’s 2007 and 2006 quarterly reports on Forms 10-Q. The audit fees for the years ended December 31, 2007 and 2006 also include fees for services rendered in connection with Section 404 of the Sarbanes-Oxley Act internal controls audit work and, to a lesser extent, services performed in connection with review of the Company’s Form S-8 in 2007 and the issuance of a consent resulting from such reviews. During 2007, the Company filed a registration statement with the SEC on Form S-8 covering shares of Common Stock issuable under the Plan.

(2)	Consists of fees incurred for services provided by KPMG LLP in relation to the issuances of Statement of Auditing Standards (SAS) 70 service auditors’ reports during 2007 and 2006.

(3)	There were no fees incurred for tax compliance services during 2007 and 2006.

(4)	Consists of the aggregate fees for products and services provided by KPMG LLP that were not reported above under “Audit Fees,” “Audit-Related Fees,” or “Tax Fees.” During 2007 and 2006, the Company purchased two licenses for KPMG’s Accounting Research Online software.

Audit Committee Pre-approval of Audit and Permissible Non-Audit Services of Independent Auditors

Consistent with the SEC requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve services to be performed by the Company’s principal independent auditor prior to commencement of the specified service. Under the policy, the Audit Committee must pre-approve the provision of services by the Company’s principal auditor prior to commencement of the specified service. The requests for pre-approval are submitted to the Audit Committee by the Chairman of the Board, President and Chief Executive Officer, the Chief Financial Officer, or a designee of either with a statement as to whether, in their view, the request is consistent with the SEC rules on auditor independence. All of the services performed by KPMG LLP during 2007 and 2006 were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. James A. FitzPatrick, Jr. is a partner in the law firm Dewey & LeBoeuf LLP (formerly Dewey Ballantine LLP), which provides legal services to the Company.

Mr. Alois T. Leiter has entered into an agreement with the Company pursuant to which he agreed to (i) attend and participate in certain internal meetings of the Company; (ii) assist the Company’s salespeople with prospects; and (iii) act as an official spokesperson for the Company in exchange for which the Company agreed to make contributions to Leiter’s Landing, a non-profit charitable organization benefiting children that was formed by Mr. Leiter, in the amount of one tenth (1/10) of one percent, or 0.1%, of the Company’s total annual revenue as reported on its financial statements, such payments not to exceed $200,000 in any one year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors and greater than 10% beneficial owners were met during 2007.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Under the rules of the SEC, any proposal by a stockholder to be presented at the 2009 Annual Meeting of Stockholders and to be included in the Company’s Proxy Statement for such meeting must be received at the Company’s principal corporate office: 2000 Ultimate Way, Weston, Florida 33326, no later than the close of business on December 12, 2008. Proposals should be sent to the attention of the Secretary of the Company. Any such stockholder proposal must comply with the applicable rules of the SEC.

Under the Company’s By-Laws, proposals of stockholders not included in the proxy materials may be presented at the 2009 Annual Meeting of Stockholders only if the Company’s Secretary has been notified of the nature of the proposal and is provided certain additional information at least sixty days but not more than ninety days prior to April 11, 2009, the first anniversary of the Proxy Statement in connection with the 2008 Annual Meeting of Stockholders (subject to exceptions if the 2009 Annual Meeting is advanced by more than thirty days and the proposal is a proper one for stockholder action).

OTHER MATTERS

Financial Statements

A copy of the Company’s Annual Report to Stockholders, including therewith a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, is being provided to stockholders of the Company with this Proxy Statement.

Other

The Company is not aware of any other matters that may come before the Annual Meeting. If other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies in the enclosed proxy to vote in accordance with their best judgment.

By Order of the Board of Directors:

Vivian Maza
Secretary

Weston, Florida
April 11, 2008

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	To elect two directors to serve until the 2011 Annual Meeting.						+

		For	Withhold		For	Withhold

	01 - LeRoy A. Vander Putten	☐	☐	02 - Robert A. Yanover	☐	☐

		For	Against	Abstain

2.	To ratify KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐
C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — The Ultimate Software Group, Inc.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 13, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned, revoking all prior proxies, hereby appoints Mitchell K. Dauerman and Vivian Maza, with full power of substitution, as proxies to represent and vote, as designated herein, all the shares of Common Stock of The Ultimate Software Group, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 2000 Ultimate Way, Weston, Florida, on Tuesday, May 13, 2008, at 10:00 a.m. (E.D.T.), and at any adjournment thereof (the “Annual Meeting”).
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTOR OF THE NOMINEES NAMED HEREIN AND FOR THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.
Attendance of the undersigned at the Annual Meeting will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company prior to the Annual Meeting or shall vote in person at the Annual Meeting.
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 13, 2008:
The Company’s annual report to stockholders and proxy statement are available on the “Investors” page of the Company’s website at: http://ultimatesoftware.com/investors.asp
PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE